Exhibit 99.2

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Media: Pattie Kushner — 336-436-8263

Media@LabCorp.com

Investors: Clarissa Willett — 336-436-5076

Investor@LabCorp.com

LABCORP ANNOUNCES NEW TERM LOAN FACILITY

BURLINGTON, N.C., June 3, 2019 — On June 3, 2019, LabCorp® (NYSE: LH) entered into a new Term Loan Credit Agreement, which provides for a two-year term loan credit facility in the principal amount of $850 million (the “New Term Loan Facility”). Bank of America, N.A. is acting as administrative agent for a group of financial institutions providing the New Term Loan Facility.

The proceeds from the borrowings under the New Term Loan Facility will be used for general corporate purposes, including to repay other indebtedness and in connection with the previously announced acquisition of the nonclinical research services business of Envigo International Holdings, Inc. (“Envigo”). The entire $850 million principal amount of the New Term Loan Facility was advanced on June 3, 2019, with approximately $250 million of the proceeds being applied to repay a portion of amounts outstanding under LabCorp’s prior term loan credit facility entered into on September 15, 2017.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements with respect to the Company’s expectations on use of its credit facilities. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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